FEDERAL INSURANCE COMPANY
Endorsement No.:	14
Bond Number:	80821565
NAME OF ASSURED: DREYFUS FOUNDERS FUNDS, INC.

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 1 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on December 21, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 3, 2008

/s/ Robert Hamburger

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY
Endorsement No:	15
Bond Number:	80821565
NAME OF ASSURED: DREYFUS FOUNDERS FUNDS, INC.

NAME OF ASSURED ENDORSEMENT
It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:
Dreyfus Founders Funds, Inc.
Dreyfus Founders Balanced Fund
Dreyfus Founders Discovery Fund
Dreyfus Founders Equity Growth Fund
Dreyfus Founders Mid-Cap Growth Fund
Dreyfus Founders Passport Fund
Dreyfus Founders Worldwide Growth Fund
Dreyfus Premier International Equity Fund

This Endorsement applies to loss discovered after 12:01 a.m. on December 21, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 3, 2008

/s/ Robert Hamburger

ICAP Bond
Form 17-02-0949 (Ed. 1-97)	Page 1

FEDERAL INSURANCE COMPANY
Endorsement No.:	16
Bond Number:	80821565
NAME OF ASSURED: DREYFUS FOUNDERS FUNDS, INC.

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 15 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on December 21, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 11, 2008

/s/ Robert Hamburger

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY
Endorsement No:	17
Bond Number:	80821565
NAME OF ASSURED: DREYFUS FOUNDERS FUNDS, INC.

NAME OF ASSURED ENDORSEMENT
It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:
Dreyfus Founders Funds, Inc.
Dreyfus Founders Balanced Fund
Dreyfus Founders Discovery Fund
Dreyfus Founders Equity Growth Fund
Dreyfus Founders Mid-Cap Growth Fund
Dreyfus Founders Passport Fund
Dreyfus Founders Worldwide Growth Fund

This Endorsement applies to loss discovered after 12:01 a.m. on December 21, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 11, 2008

/s/ Robert Hamburger

ICAP Bond
Form 17-02-0949 (Ed. 1-97)	Page 1